STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made this 4th day of November 2002, by and between (SEE ATTACHED SCHEDULE A) or their assigns, hereinafter jointly called BUYER, and Securities Transfer Corporation as Trustee for various Sellers ("SELLER").

         RECITALS:

         WHEREAS, the Seller acting as Trustee for various Sellers has in its possession shares of Lucas Educational Systems, a Delaware corporation, (the "COMPANY"), common stock;

         WHEREAS, the BUYER desires to purchase 53,110 shares held by Seller and Seller is willing to sell said shares to the BUYER, all on the terms as set forth below;

THEREFORE, IT IS AGREED AS FOLLOWS:

         BUYER agrees to purchase from Seller, and Seller agrees to sell to the BUYER, at the closing, 53,110 shares of common stock of the COMPANY, free and clear of all claims, liens, or encumbrances of any kind except as described below, as follows:

         The BUYER shall purchase an aggregate of 53,100 shares of the COMPANY'S common stock from the Seller for an aggregate price of TEN THOUSAND DOLLARS ($10,000.00) payable at closing. BUYERS aggregated shares shall be bought and prorated individually according to the attached Schedule A.

         It is understood and agreed that the BUYER has approached the Seller and solicited it to sell the shares. The Seller has made no representations or warranties of any kind to induce BUYER to purchase said shares.

         BUYER represents and warrants that they have no present intention to make a public offering or distribution of the shares being purchased hereunder. All parties agree that neither Seller nor any of its officers, directors, or agents have any ongoing business relationship with any of the parties to this Agreement, or their officers, directors and promoters, nor any family or other relationships with such, and therefore have no ability to exercise any control or influence over the management and conduct of the COMPANY'S business and therefore are non-affiliates of the COMPANY.

         BUYER acknowledges and agrees that they have received from the COMPANY all financial and other relevant information concerning the COMPANY, officers and directors, as filed with the Securities and Exchange Commission, and all other documents and information they have requested, and are satisfied with same and that Seller has made no other representations or warranties of any kind to induce BUYER to purchase said shares.

         The closing on the transaction contemplated hereby shall take place at the offices of Loeb & Loeb, LLP 10100 Santa Monica Blvd., Los Angeles, CA 90067 on or before November 4, 2002. At closing, BUYER shall deliver cash by wire transfer, or by cashiers check, against (1) the delivery of the stock certificates representing the shares being sold by the Seller, duly endorsed for transfer with Medallion signature guarantees (or at Seller's option, the shares in the names of the Buyers as issued by the COMPANY.

         This Agreement and its application shall be governed under the laws of the State of Texas. Any and all disputes and controversies of every kind and nature between the parties hereto arising out of or relating to this Agreement relating to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof shall be subject to an arbitration mutually agreeable to the parties or, in the absence of such mutual agreement, then subject to arbitration in accordance with the rules of the American Arbitration Association. It is the intent of the parties hereto and the purpose of this provision to make the submission to arbitration of any dispute or controversy arising hereunder an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document. For purposes of executing this Agreement, a document signed and transmitted by facsimile machine or telecopier is to be treated as an original document.

         This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives, successors, and assigns.

         IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.


BUYER:


----------------------------------------
Mui Yuen Yau





SELLER:

SECURITIES TRANSFER CORPORATION
As Trustee for individual Sellers



By:
----------------------------------------
George Johnson, Executive Vice President